BOARD APPROVAL OF INVESTMENT MANAGEMENT AGREEMENT
The Board of Trustees (the Board or the Trustees) of the TIAA-CREF Life Funds (the Funds) is responsible for overseeing the Funds' corporate policies and for adhering to fiduciary standards under the Investment Company Act of 1940, as amended (the 1940 Act), and other applicable laws. Among its duties, the Board is responsible for determining annually whether to renew the investment management agreement (the Agreement) between the Funds and Teachers Advisors, Inc. (TAI). Under the Agreement, TAI is responsible for providing to (or obtaining for) each Fund all of the services necessary for its ordinary operation, including investment advisory, transfer agency, dividend disbursing, custody, accounting and administrative services.

Section 15(c) of the 1940 Act provides that, after an initial period, the Agreement for each Fund will remain in effect only if the Board, including a majority of those Trustees who have no direct or indirect interest in the Agreement, and who are not interested persons of the Fund, as that term is defined in the 1940 Act, annually renews that Agreement. All of the Trustees are deemed to be independent persons for this purpose.

OVERVIEW OF THE RENEWAL PROCESS
The Board held a meeting on April 3, 2007, at which it considered the annual renewal of the Agreement. Prior to that meeting, the Board had implemented an enhanced process by which it determined to review and consider the renewal of the Agreement. As part of that process, the Board delegated certain duties to its Operations Committee. Among these duties, the Operations Committee was asked to work with management and legal counsel to the Trustees to develop more refined guidelines relating to the types of information to be provided to the Committee and to all Trustees in connection with the proposed contract renewals, and then to help evaluate the information provided in response to those guidelines. During a series of meetings held prior to April 3, 2007, the Operations Committee helped to develop such guidelines in consultation with management representatives and input from other Trustees and legal counsel to the Trustees, and then evaluated the information produced in accordance with those guidelines.

Among other matters, the Operations Committee helped to develop guidelines regarding reports to be provided to all Trustees with respect to each Fund by the Global Fiduciary Review unit of Lipper, Inc. (Lipper). Lipper is an independent provider of investment company data that is widely recognized as a leading source of independent data used by independent directors and trustees of investment companies during their annual advisory contract renewal processes.

As a result of instructions by the Operations Committee on behalf of the Board, Lipper produced, among other information, extensive performance and expense comparison data regarding each Fund, including data relating to each Funds management fee rates, total expense ratios, short-term and long-term investment performance and, as applicable, brokerage commission costs and portfolio turnover rates. Lipper also compared much of this data for each Fund against a suitable universe of comparable investment companies and, in the case of the investment performance data, against a more selective peer group of mutual funds and against one or more appropriate broad-based benchmark indices. In each case, Lipper summarized the methodologies employed by it to provide the data contained in its reports. In addition, Lipper represented to the Board that its reports were designed specifically to provide the Board with the fee, expense and performance information that is necessary to help the Board satisfy its duties under Section 15 of the 1940 Act.

Among othermatters, the Operations Committee also developed a framework of factors that could be considered by the Trustees in order to evaluate the reasonableness of any profits earned by TAI with respect to its services to each Fund pursuant to the Agreement. In this connection, the Operations Committee emphasized that different Trustees could, and likely would, give different weight to different factors when evaluating the profits, if any, realized by TAI.

In advance of the Board meeting held on April 3, 2007, independent legal counsel for the Trustees requested, and TAI provided, extensive information that was designed to assist the Board in its consideration of whether to renew each Funds Agreement. In addition to the data provided by Lipper as described above, this information included, but was not limited to, the following: (1) further information relating to each Funds investment performance, including performance ratings provided by Morningstar, Inc. (Morningstar), which is a widely recognized mutual fund ranking service, and a narrative analysis of each Funds performance relative to its applicable benchmarks and peer groups, together with an explanation of any special events that had a material impact on performance during the prior year; (2) a description of any fee waiver or expense reimbursement arrangements that were in place during the prior year and the extent to which such arrangements would be continued or modified in the coming year; (3) a comparison of each Funds fees under the Agreement as compared to any other comparable accounts managed by the TAI; (4) any fall-out benefits that accrued to TAI due to its relationship with the Funds aside from TAIs direct fee payments pursuant to the Agreement; (5) information regarding TAIs financial resources, senior professional personnel, overall staffing levels, portfolio manager compensation arrangements, disaster recovery plans, insurance coverage, compliance programs, any material pending litigation or compliance issues, portfolio trading and best execution practices, and any actual and potential conflicts of interests confronted by TAI in connection with rendering services to the Funds; (6) information as to any profits earned by TAI in connection with its services pursuant to the Agreement; (7) a copy of the Agreement and certain related service agreements between the Funds and affiliates of TAI; (8) a copy of TAIs SEC Form ADV registration statement; and (9) proposed narrative explanations of reasons why the Board should renew the Agreement.

In considering whether to renew the Agreement, the Board, with assistance from its Operations Committee, reviewed various factors with respect to each Fund, including: (1) the nature, extent and quality of services provided by TAI to each Fund; (2) the investment performance of each Fund; (3) the costs of the services provided to each Fund and the profits (if any) realized by TAI and its affiliates from their relationship with the Funds; (4) the extent to which economies of scale have been realized as each Fund grows; (5) whether the fee schedules set forth in the Agreement reflect any such economies of scale for the benefit of Fund investors; (6) comparisons of services and fees with contracts entered into by TAI with other clients; and (7) any other benefits derived or anticipated to be derived by TAI from its relationship with the Funds. As a general matter, the Trustees viewed these factors in their totality, with no single factor being the principal factor in determining whether to renew the Agreement.

In reaching its decisions regarding the renewal of each Funds Agreement, the Board took into account the information described above, other information provided to the Board in connection with this process, and relevant information provided to the Board and to its Committees on an ongoing basis in connection with the Boards general oversight duties with respect to the Funds. In addition, the Board received and considered information from Kirkpatrick and Lockhart Preston Gates Ellis LLP, its independent legal counsel, as to certain relevant guidelines that relate to the renewal process under Section 15(c) of the 1940 Act and certain other legal authorities.

While the Board considered the Agreement for all Funds at the same meeting on April 3, 2007, the Board received and considered Fund-specific information on a Fund-by-Fund basis and made its renewal determinations on a Fund-by-Fund basis. In deciding whether to renew each Agreement, each Trustee may have accorded different weight to different factors and, thus, each Trustee may have had a different basis for his or her ultimate decision to vote to renew each Funds Agreement. At its meeting on April 3, 2007, the Board voted unanimously to renew the particular Agreement for each Fund. Set forth below are the general factors the Board considered for all of the Funds, followed by an outline of the specific factors the Board considered for each particular Fund.

THE NATURE, EXTENT AND QUALITY OF SERVICES

The Board considered that TAI is an experienced investment adviser that has managed the Funds since their operations commenced. The investment professionals at TAI also have managed various accounts of the College Retirement Equities Fund (CREF) since their inception. Under the Agreement, TAI is responsible for, among other duties: managing the assets of the Funds, including conducting research, recommending investments and placing orders to buy and sell securities for the Funds' investment portfolios; active daily monitoring of the investment portfolios by various personnel with specific responsibility for the particular types of investments in question; and reporting on the investment performance of the Funds to the Boards on a regular basis. The Board considered that TAI has carried out these responsibilities in a professional manner.

The Board also considered, among other factors, the performance of each of the Funds, as discussed below. In the course of its review of the quality of TAIs services, the Board examined the investment performance of each Fund and concluded that it was reasonable when compared with Fund benchmarks and peer groups of mutual funds, and that, in the case of underperforming Funds, TAI represented that it had taken or was planning to implement affirmative steps to enhance the investment performance.

In addition, the Board considered the nature and quality of non-portfolio management services provided by TAI and its affiliates. In this connection, the Board considered that it intends to work with management during the next year in an effort to develop enhanced metrics for measuring the ongoing performance of certain affiliated and unaffiliated service providers. The Board also considered that, through these metrics and other actions, it intends to monitor progress with respect to ongoing improvements in services provided by those firms or through outsourcing to other firms, including, as appropriate, further enhancements to administrative and compliance services.

INVESTMENT PERFORMANCE

The Board considered the investment performance of each class of shares of each Fund, as applicable, over one-, two-, three-, four- and five-year periods and since inception of the Funds operations. The Board also considered each Funds performance as compared to its peer groups and benchmark indices. In this regard, the Board considered that most of the Funds achieved performance that compares favorably to their benchmarks (after considering the effect of expenses incurred to operate the Funds) and, with some exceptions, ranked in the top three performance quintiles versus their peer groups of mutual funds. (For additional detail regarding each Funds performance, see the Fund-by-Fund synopsis below.) The Board considered that in those cases in which Funds had underperformed their benchmarks or peer groups of mutual funds, TAI had taken reasonable remedial actions or represented that it was in the process of taking such actions. Thus, the Board concluded that, under the totality of circumstances considered, the investment performance of each Fund was reasonable. In addition, the Board considered that it intends to work with management during the coming year to review further the best execution and portfolio turnover practices of TAI with respect to certain Funds to assess whether those practices continue to be in the best interests of shareholders.

COST AND PROFITABILITY

The Board considered financial and profitability data relating to TAI for the calendar year 2006. In this connection, the Board considered each Funds unitary fee structure under which TAI is obligated to provide
(or arrange and pay for) all of the services necessary for each Funds ordinary operations, including investment advisory, transfer agency, dividend disbursing, custody, accounting and administrative services.
The Board considered TAIs profit calculations with respect to its services to each Fund both before and after taking into account the costs incurred directly or indirectly by TAI in connection with the distribution of shares of the Funds. The Board considered that TAI has consistently incurred losses based on its services to each of the Funds under the Agreement. Among other considerations, the Board acknowledged the reasonableness of having fee rates which permit TAI to maintain and improve the quality of services provided to the Funds. In this connection, the Board noted its ongoing efforts to examine the level of personnel and other resources available to portfolio management functions so as to assess whether sufficient resources continue to be devoted to these functions. The Board also considered that it would continue to review the profitability levels of TAI annually during its yearly review of the Funds' management arrangements to ensure that TAIs fees remain fair and reasonable and that its profits (if any) for managing the Funds were not excessive.

FEES CHARGED BY OTHER ADVISERS

The Board considered information regarding fees paid to other advisers for managing similar funds, as analyzed by Lipper. The Board determined that the fee rates charged to the Funds under the Agreement typically were lower or significantly lower than the fee rates charged by many or most comparable mutual funds. Based on all factors considered, the Board determined that the fee rates under the Agreement were reasonable in relation to those charged by appropriate groups of comparable mutual funds.

ECONOMIES OF SCALE

The Board considered whether TAI has or would experience economies of scale in connection with the operation of each Fund. In this connection, the Board considered that TAI had incurred operating losses in 2006 with respect to its services provided to each of the Funds. The Board determined that current fee rates at current asset levels were low compared to peer groups of mutual funds. Thus, the Board determined that the Funds' fee schedules were reasonable in light of current economies of scale considerations and current asset levels. In addition, the Board considered that it intends to work with management during the coming year to evaluate whether any material asset growth by the Funds has created or would create economies of scale for TAI and, if so, to determine whether any portion of savings from such economies of scale could be passed on to Fund shareholders through the addition of fee schedule breakpoints.

FEE COMPARISON WITH OTHER TAI CLIENTS

The Board considered that TAI provides similar investment management services to other affiliated investment companies. In addition, TAI, through its TIAA-CREF Asset Management division, manages large institutional client assets through unregistered commingled funds and separate accounts with similar investment strategies and investment staff. The Board considered the schedule of fees for each of the comparable funds. The Board also considered TAIs representation that, while management fee rates may differ for comparable funds, this is due in part to the unitary nature of each Funds fees and to the fact that some of the comparable funds are offered through products that charge additional fees to its investors. In this connection, the Board considered TAIs representation that because the comparable funds target different types of investors and use different distribution channels, these factors justify different pricing schedules.

OTHER BENEFITS

The Board also considered additional benefits to the Funds and to TAI arising from the Agreement. For example, TAI and its affiliates may benefit from the advisory relationship with the Funds to the extent this relationship results in potential investors viewing the TIAA-CREF group of companies as a leading retirement plan provider in the academic and nonprofit market and a single source for all their financial service needs. Also, certain Funds managed by TAI are managed in the same manner and by the same personnel as certain of the CREF Accounts, resulting in the possibility for benefits associated with economies of scale.

FUND-BY FUND FACTORS

The Funds' Trustees considered the following specific factors (among others) during their determination to renew the Agreement for each Fund described in this Report. If a Fund is described in the following discussions as being in the first quintile, it is in the best of five groups (that is, the group has the best performance or the lowest expenses, as the case may be). References below to quintiles are based on data provided to the Board in the reports prepared by Lipper. All periods referenced below end as of December 31, 2006. Under the Morningstar rating system, 5 stars is the highest rating category and 1 star is the lowest rating category.

GROWTH EQUITY FUND
The Funds annual contractual management fee is 0.25% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expenses are in the 1st quintile of the group of comparable funds hand selected by Lipper for expense comparison purposes (Expense Group) and the universe of comparable funds identified by Lipper for expense comparison purposes
(Expense Universe).
For the one-year period, the Fund was in the 3rd quintile of the universe of comparable funds identified by Lipper for performance comparison purposes (Performance Universe) and in the 4th quintile of its Performance Universe for the two-, three-, four- and five-year periods.
The Fund received an Overall Morningstar Rating of 2 stars for the one-year period.
TAI incurred a net loss on the Fund for the one-year period.

GROWTH and INCOME FUND
The Funds annual contractual management fee is 0.23% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expenses are in the 1st quintile of its Expense Group and Expense Universe.
For the one-, two- and three-year periods, the Fund was in the 1st quintile of its Performance Universe; while, for the four- and five-year periods, the Fund was in the 2nd and 3rd quintile of its Performance Universe, respectively.
The Fund received an Overall Morningstar Rating of 3 stars for the one-year period.
In March 2005, TAI added a new portfolio manager to the Fund. The Funds performance track record has continued to improve steadily since this change.
TAI incurred a net loss on the Fund for the one-year period.

INTERNATIONAL EQUITY FUND
The Funds annual contractual management fee is 0.29% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expenses are in the 1st quintile of its Expense Group and Expense Universe.
For the one-, two-, three-, four- and five-year periods, the Fund was in the 1st quintile of its Performance Universe.
For the three-year period, the Fund produced positive alpha relative to the Lipper category index.
The Fund received an Overall Morningstar Rating of 4 stars for the one-year period.
TAI incurred a net loss on the Fund for the one-year period.

LARGE-CAP VALUE FUND
The Funds annual contractual management fee is 0.24% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expenses are in the 1st quintile of its Expense Group and Expense Universe.
For the one-, three- and four-year periods, the Fund was in the 1st quintile of its Performance Universe, and was in the 2nd quintile of its Performance Universe for the two-year period.
The Fund received an Overall Morningstar Rating of 5 stars for the one-year period.
TAI incurred a net loss on the Fund for the one-year period.

SMALL-CAP EQUITY FUND
The Funds annual contractual management fee is 0.10% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expense are in the 1st quintile of its Expense Group and Expense Universe.
For the one-, two- and three-year periods, the Fund was in the 2nd quintile of its Performance Universe.
For the four-year period, the Fund was in the 1st quintile of its Performance Universe.
The Fund received an Overall Morningstar Rating of 3 stars for the one-year period.
TAI incurred a net loss on the Fund for the one-year period.

STOCK INDEX FUND
The Funds annual contractual management fee is 0.06% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expense are in the 1st quintile of its Expense Group and Expense Universe.
For the one- and two-year periods, the Fund was in the 2nd quintile of its Performance Universe, an improvement from its 3rd quintile ranking for these same periods ended December 31, 2005. For the three-, four- and five-year periods, the Fund was in the 3rd quintile of its Performance Universe.
The Fund received an Overall Morningstar Rating of 4 stars for the one-year period.
TAI incurred a net loss on the Fund for the one-year period.

SOCIAL CHOICE EQUITY FUND
The Funds annual contractual management fee is 0.07% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expenses are in the 1st quintile of its Expense Group and Expense Universe.
For the one-, four- and five-year periods, the Fund was in the 3rd quintile of its Performance Universe. For the two- and three-year periods, the Fund was in the 2nd quintile of its Performance Universe.
The Fund received an Overall Morningstar Rating of 4 stars for the ne-year period.
TAI incurred a net loss on the Fund for the one-year period.

REAL ESTATE SECURITIES FUND
The Funds annual contractual management fee is 0.25% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expenses are in the 1st quintile of its Expense Group and Expense Universe.
For the two-, three- and four-year periods, the Fund was in the 5th quintile of its Performance Universe. For the one-year period, the Fund was in the 4th quintile of its Performance Universe.
The Fund received an Overall Morningstar Rating of 2 stars for the one-year period.
To enhance the Funds performance, TAI changed the portfolio management team and added new analysts. These changes began to show positive short-term results in the 4th quarter of 2006.
TAI incurred a net loss on the Fund for the one-year period.

BOND FUND
The Funds annual contractual management fee is 0.10% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expense are in the 1st quintile of its Expense Group and Expense Universe.
For the one-, two- and three-year periods, the Fund was in the 1st quintile of its Performance Universe.
The Fund received an Overall Morningstar Rating of 4 stars for the one-year period.
TAI incurred a net loss on the Fund for the one-year period.

MONEY MARKET FUND
The Funds annual contractual management fee is 0.06% of average daily net assets.
The Fund utilizes a unitary pricing structure.
The Funds management fees and total expenses are in the 1st quintile of its Expense Group and Expense Universe.
For the one-, two- and three-year periods, the Fund was in the 1st quintile of its Performance Universe.
Money market funds are not rated by Morningstar.
TAI incurred a net loss on the Fund for the one-year period.

Based primarily on the foregoing factors and considerations, the Board renewed the Agreement .